Exhibit 99.2

NEWS RELEASE 05-031 For Immediate Release	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802 Ken Dennard, Managing Partner DRG&E / 713-529-6600

Hornbeck Offshore Reports Extension of Previously Announced and

Formation of New 10b5-1 Stock Sales Plans for Executive Officers

COVINGTON, LA—December 16, 2005—Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that Todd M. Hornbeck, Chairman, President and Chief Executive Officer of Hornbeck Offshore, and certain related family trusts have entered into sales plans covering certain shares of common stock of the Company owned by them. Under the terms of the plans, adopted in compliance with SEC Rule 10b5-1, Mr. Hornbeck proposes to sell 10,000 shares of HOS common stock and each of the three trusts proposes to sell 10,000 shares of HOS common stock, subject to certain minimum price criteria. Similarly, three other executive officers, Carl G. Annessa, James O. Harp, Jr. and Samuel A. Giberga, have also entered into or extended existing 10b5-1 sales plans to sell 10,000, 10,000 and 6,666 shares purchasable under certain outstanding options that they hold, respectively.

The shares to be sold by Mr. Hornbeck and the related trusts, as well as the shares to be sold by Mr. Annessa and Mr. Harp, were shares not sold under previously announced Rule 10b5-1 plans. The sales plans referred to above are subject to the expiration of lock-up agreements executed in connection with the Company’s recent registered sale of common stock, extend over approximately twelve (12) months and provide for sales at various escalating prices. Combined, these shares represent less than one-quarter of one percent of the total outstanding shares of common stock of HOS.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels service primarily the energy industry.

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103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006